EXHIBIT 15

November 6, 2015

To the Board of Directors and Shareholders of
PacifiCorp
Portland, Oregon

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of PacifiCorp and subsidiaries for the periods ended September 30, 2015 and 2014, as indicated in our report dated November 6, 2015; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, is incorporated by reference in Registration Statement No. 333-192267 on Form S-3ASR and Registration Statement No. 333-207687 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Portland, Oregon